Exhibit 23.1(a)

Consent of Independent Auditors

We consent to the use of our report dated February 20, 2004, except for Note 3, as to which the date is March 1, 2004, with respect to the consolidated financial statements and schedule of Jameson Inns, Inc. and our report dated February 20, 2004 with respect to the consolidated financial statements of Kitchin Hospitality, LLC included in Annual Report on Form 10-K of Jameson Inns, Inc. for the year ended December 31, 2003, as amended, included in this Form 10-K/A.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 28, 2004